Waiver and Amendment No. 4 to Amended and Restated

Receivables Purchase Agreement

This WAIVER AND AMENDMENT NO. 4 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of April 1, 2009 (this "Agreement"), is made by and among ABITIBI‑CONSOLIDATED U.S. FUNDING CORP. (the "Seller"), CITIBANK, N.A. ("Citibank"), as a Bank, EUREKA SECURITISATION, PLC ("Eureka"), as an Investor, CITIBANK, N.A., LONDON BRANCH, as operating agent (the "Agent") for the Investors and the Banks, ABITIBI‑CONSOLIDATED INC. ("ACI") and ABITIBI CONSOLIDATED SALES CORPORATION ("ACSC").

Preliminary Statements .  (1) The Seller, Citibank, Eureka, the Agent, ACI, in its capacity as Subservicer and an Originator, and ACSC, in its capacity as Servicer and an Originator, are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008 (as amended, restated, supplemented and/or otherwise modified from time to time, the "RPA"; capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the RPA).

(2)       The Servicer has delivered to the Agent Monthly Reports for January 2009 and February 2009 showing that the average of the Delinquency Ratios for such calendar months and, in each case, the two immediately preceding calendar months exceeded the maximum percentage set forth in clause (i) of Section 7.01(h) of the RPA (as modified by Waiver and Amendment No. 3 thereto), which events constitute Events of Termination pursuant to such Section 7.01(h) of the RPA (collectively, the "Delinquency Ratio Event of Termination").

(3)       The Seller has not delivered to the Agent the financial statements required by Section 5.01(k)(i) of the RPA for the fourth fiscal quarter of the Parent and ACI, which constitutes an Event of Termination pursuant to Section 7.01(d) of the RPA (the "Financial Statement Event of Termination").

(4)       The Seller has advised the Agent that it may not deliver the financial statements required by (a) Section 5.01(k)(ii) of the RPA for the fiscal year of the Parent ended December 31, 2008 and (b) Section 5.01(k)(iii) of the RPA for the fiscal year of the Seller ended December 31, 2008, in each case within the time period provided for therein and to the extent not so delivered will constitute an Event of Termination pursuant to Section 7.01(d) of the RPA (the "Annual Financial Statement Event of Termination").

(5)       The Seller has further advised the Agent that the audited financial statements required to be delivered by Section 5.01(k)(ii) of the RPA for the fiscal year of the Parent ended December 31, 2008 will be accompanied by an audit report of independent certified public accountants of recognized national standing with an Impermissible Qualification of the type described in clause (i) of the definition thereof, which, when so delivered, will constitute an Event of Termination pursuant to Section 7.01(d) of the RPA (the "Audited Financial Statement Event of Termination").

(6)        The Seller has advised the Agent that the Servicer did not (and did not cause the applicable Originator to) pay all sales taxes (being QST and GST) owing in connection with certain Receivables as required on March 31, 2009, which constitutes an Event of Termination pursuant to Section 7.01(d) of the RPA (the "Sales Tax Event of Termination").

(7)        The Seller did not provide timely notice of the change in the address of its principal place of business, chief executive office and location of receivables records as required by Section 10.01(e) of the RPA, which constitutes an Event of Termination pursuant to Section 7.01(d) of the RPA (the "Change of Address Event of Termination").

(8)        The Parent, ACI and certain Affiliates thereof are proposing to enter into an arrangement pursuant to Section 192 of the Canada Business Corporations Act, as such arrangement is described or referred to in the Reasons for Judgement on an Interim Basis issued on March 18, 2009 by the Honourable Mr. Justice Clément Gascon, J.S.C. (such arrangement, the "CBCA Plan of Arrangement").  In connection with the proposed CBCA Plan of Arrangement, an Interim Order was entered on March 13, 2009 by the Superior Court Sitting in Commercial Division in and for the District of Montreal (the "Interim Order"), which Interim Order provides, inter alia, a stay of proceedings of certain obligations of ACI and certain related parties.  As a result of certain of the events described in the Interim Order and events that have transpired since the entry thereof (and prior to the date hereof), consisting of the non-payment of principal and/or interest on certain Debt listed on Schedule I hereto, an Event of Termination exists under Section 7.01(e) of the RPA (the "Initial Interim Order Event of Termination").  In addition, as a result of stay of proceedings set forth in the Interim Order, the Parent, ACI and certain Affiliates thereof are stayed from making payments in respect of principal and interest on the Debt listed on Schedule I hereto on and after the date hereof, and not making such principal and/or interest payments will result in Events of Termination under Section 7.01(e) of the RPA (collectively, the "Future Interim Order Event of Termination" and, together with the Delinquency Ratio Event of Termination, the Financial Statement Event of Termination, the Annual Financial Statement Event of Termination, the Audited Financial Statement Event of Termination, the Sales Tax Event of Termination, the Change of Address Event of Termination and the Initial Interim Order Event of Termination, the "RPA Events of Termination").

(9)        The Seller and the Servicer have requested that the Agent, the Investor and the Banks waive the RPA Events of Termination.

(10)      The Agent, the Investor and the Banks are willing to agree to such waiver subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.          Waivers to the RPA.

(a)        Upon the effectiveness of this Agreement in accordance with Section 3 hereof, the Banks, the Investor and the Agent hereby agree to waive the RPA Events of Termination (including any Event of Termination resulting from the failure to comply with Section 1 of Waiver and Amendment No. 3 to the RPA); provided, however, that notwithstanding the foregoing, it shall be an immediate Event of Termination under the RPA in the event that (i) the Seller fails to deliver the financial statements required by Section 5.01(k)(ii) of the RPA for the fiscal year of the Parent ended Dec ember 31, 2008 to the Agent by no later than April 30, 2009 (which financial statements may, however, include an Impermissible Qualification of the type described in clause (i) of the definition thereof),  (ii) the Seller fails to deliver the financial statements required by Section 5.01(k)(iii) of the RPA for the fiscal year of the Seller ended December 31, 2008 to the Agent by no later than April 3, 2009, (iii) the stay of proceedings set forth in the Interim Order is terminated, amended, lifted or is otherwise not enforced or recognized by any court or other tribunal having jurisdiction (or purporting to have jurisdiction) over the Parent or any Originator to the extent and with the effect that a creditor of Debt (including, without limitation, the Debt listed on Schedule I hereto) in circumstances contemplated under Section 7.01(e) of the RPA would be entitled to enforce its rights against the relevant obligor with respect to such Debt and would no longer be subject to the stay or (iv) the Servicer does not pay the sales taxes described in Preliminary Statement (6) on or prior to the first Business Day after the effectiveness of this Agreement (to the extent amounts necessary to pay such sales taxes are released to the Servicer pursuant to Section 5 hereof).

(b)        The parties hereto acknowledge that the filing of the CBCA Plan of Arrangement and the entry of the Interim Order does not constitute an Event of Termination pursuant to Section 7.01(g) of the RPA.

SECTION 2.        Amendments to the RPA.  Upon the effectiveness of this Agreement in accordance with Section 3 hereof:

(a)         Clause (a) of the definition of "Commitment Termination Date" set forth in Section 1.01 of the RPA is amended by replacing the date "July 29, 2009" appearing therein with the date "September 1, 2009".

(b)        Clause (vi) of the definition of "Eligible Receivable" set forth in Section 1.01 of the RPA is amended and restated in its entirety to read as follows:

"(vi)     which has been billed and, according to the Contract related thereto, is required to be paid in full (A) on or after any Insurance Policy Event, within 60 days of the original billing date therefor, or, (B) prior to any Insurance Policy Event, within (1) 90 days of the original billing date therefor or (2) if such Receivable is an International Receivable, 180 days of the original billing date, provided that, in each case, the "maximum payment terms" with respect to such Receivable set forth in the Insurance Policy permits such payment terms;"

(c)        The definition of "Eurodollar Rate" set forth in Section 1.01 of the RPA is amended in its entirety to read as follows:

"Eurodollar Rate" means, for any Fixed Period, an interest rate per annum equal to the greater of (i) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period on such first day and for a period equal to such Fixed Period and (ii) 2.50%.

(d)        Clause (a) of the definition of "Facility Termination Date" set forth in Section 1.01 of the RPA is amended by replacing the date "January 27, 2011" appearing therein with the date "September 1, 2009".

(e)        The definition of "Net Receivables Pool Balance" set forth in Section 1.01 of the RPA is amended by adding the following immediately following new clause (xiii) at the end of clause (xii) thereof:

"and (xiii)  the aggregate amount by which the Outstanding Balance of Eligible Receivables that are International Receivables having payment terms in excess of 90 days after the original billing date exceeds $75,000,000."

(f)        Section 5.01 of the RPA is amended by adding new clauses (u) and (v) that read as follows:

"(u)      Other Cross Defaults.  If the Parent, any Originator or any Affiliate thereof (other than Bowater Incorporated, Bowater Newsprint South LLC and their Subsidiaries) shall incur any Debt after April 1, 2009 the terms of which include a cross default provision more favorable to the holder of such Debt (or more restrictive of the actions of the Parent or any Originator (including a cross default to this Agreement)), or amend the terms of any other Debt of the Parent, any Originator or any Affiliate (other than Bowater Incorporated, Bowater Newsprint South LLC and their Subsidiaries), in each case, to include a cross default provision more favorable to the holder of such Debt (or more restrictive of the actions of the Parent or any Originator (including a cross default to this Agreement)) than Section 7.01(e) of this Agreement, including, without limitation, with respect to such Affiliates whose Debt is covered by such cross default provision, the Seller shall notify the Agent of such cross default provision and, if requested by the Agent, contemporaneously with such incurrence enter into an amendment to this Agreement, providing a cross default no less favorable to the Investors and Banks than the provisions of the cross default governing such other Debt.

(t)         Bowater Cross Defaults.  If Bowater Incorporated, Bowater Newsprint South LLC or any of their Subsidiaries shall incur any Debt after April 1, 2009 the terms of which include a cross default provision to Debt of any Originator or any Subsidiary of ACI or AbitibiBowater US Holding LLC (including a cross default to this Agreement), or amend the terms of any other Debt of Bowater Incorporated, Bowater Newsprint South LLC or any of their Subsidiaries, in each case, to include a cross default to Debt of any Originator or any Subsidiary of ACI or AbitibiBowater US Holding LLC (including this Agreement), the Seller shall notify the Agent of such cross default provision and, if requested by the Agent, contemporaneously with such incurrence enter into an amendment to this Agreement, providing a cross default to Debt of Bowater Incorporated, Bowater Newsprint South Inc., and their Subsidiaries."

(g)        Section 5.03 of the RPA is amended in its entirety to read as follows:

"Section 5.03 Covenant of ACI.  Until the latest of the Facility Termination Date or the date on which no Capital or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full, ACI shall not, and shall not permit any of its Affiliates to, make any voluntary prepayment of substantially all of the principal with respect to the loans outstanding under the Credit and Guaranty Agreement without the prior written consent of the Agent unless such payment is from funds arising from a sale of assets, other than Receivables or Related Security, or from proceeds of third-party Debt not arising under this Agreement or the Originator Purchase Agreement and incurred by ACI or any of its Affiliates after April 1, 2009."

(h)        Section 7.01(d)(ii) of the RPA is amended by adding the phrase "or 5.03 " immediately after the reference to "5.01(r)" appearing therein.

(i)        Section 7.01(e) of the RPA is amended by replacing the amount of "CAD 65,000,000 (or the Dollar Equivalent thereof)" with the amount of "US$25,000,000".

(j)        Section 7.01(h)(i) of the RPA is amended in its entirety to read as follows:

"(i)       the average of the Delinquency Ratios for such calendar month and the two immediately preceding calendar months shall exceed (w) 8.00%, in the case of March 2009 and April 2009, (x) 7.25%, in the case of May 2009, (y) 6.50% in the case of June 2009 and July 2009 or (z) 4.00%, in the case of each calendar month thereafter".

(k)        Section 7.01 of the RPA is amended by adding (i) the word"or "at the end of clause (r) thereof and (ii) the following new clause(s):

"(s)       The ratio (expressed as a percentage) computed as of each Reporting Date by dividing (i) the outstanding Capital as of such date by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date shall be greater than 45%, unless the Seller reduces the outstanding Capital on the Business Day immediately following such Reporting Date, bringing such recalculated ratio to less than or equal to 45;"

(l)        Schedules III and IV to the RPA are amended by replacing the address of the Seller set forth therein with the following address:

"ACUSFC Room

55 E. Camperdown Way

Greenville, SC,  29601

Facsimile No.: 864 282 9504"

SECTION 3        Effectiveness.  This Agreement shall become effective as of the date hereof at such time as:

(a)        executed counterparts of this Agreement have been delivered by each party hereto to the other parties hereto;

(b)        the Agent shall have received each of the following, each in form and substance satisfactory to the Agent:

(i)       an executed copy of the letter agreement, dated the date hereof, between the Seller and the Agent regarding the payment of a structuring fee (the "Structuring Fee Letter");

(ii)        an executed copy of the Second Amended and Restated Fee Agreement, dated the date hereof, between the Seller and the Agent regarding the payment of certain ongoing fees under the RPA;

(iii)        an executed copy of a Waiver and Amendment No. 2 to the Originator Purchase Agreement and executed copies, in form and substance satisfactory to the Agent, of all documents listed therein as conditions precedent to the effectiveness of such Waiver and Amendment No. 2 to the Originator Purchase Agreement; and

(iv)        an executed counterpart of the Confirmation of Undertakings, in the form attached hereto;

(c)        the Agent shall have received payment in full of the portion of the Structuring Fee (as such term is defined in the Structuring Fee Letter) that is due upon the execution of this Agreement; and

(d)        Kaye Scholer LLP, counsel to the Agent, shall have received payment in full of all of its outstanding legal fees and expenses.

Notwithstanding the foregoing, this Agreement shall not become effective unless all of the conditions set forth in this Section 3 shall have been satisfied prior to 10:00 A.M. (New York City time) on April 2, 2009.

SECTION 4        Representations and Warranties.  Each of the Seller and the Servicer represents and warrants that:

(a)        each of the representations and warranties contained in Section 4.01 and Section 4.02, respectively, of the RPA (after giving effect to this Agreement) are correct in all material respects on and as of the date of this Agreement as though made on and as of such date;

(b)        no Insurance Policy Event, Servicer Default, Event of Termination or Incipient Event of Termination exists under the RPA (after giving effect to this Agreement); and

(c)        all of the Debt set forth on Schedule I hereto constitutes Debt the payment of which is subject to the stay provided for in the Interim Order.

SECTION 5        Collections, Sales and Purchases.  (a)  The parties hereto acknowledge that the notices previously delivered to the Deposit Banks as contemplated by

Section 6.03(a) of the RPA shall remain effective notwithstanding the waiver granted herein.  So long as Collections are being transferred to, or are under the control of, the Agent pursuant to such notices, the Agent shall, if the Agent is reasonably satisfied with the form and substance of the written request referred to below (including with respect to the purposes described therein), promptly upon receipt of (x) each Daily Report which demonstrates that no Event of Termination or Incipient Event of Termination has occurred (and provided that (i) all of the other conditions precedent to reinvestment set forth in Section 3.02 of the RPA have been satisfied and (ii) no Cash Release Trigger Event (as hereinafter defined) shall have occurred and be continuing) and (y) a written request for the release of Collections for the purpose of financing daily operating expenses which are then due and payable (it being understood that some accounts need to be prefunded, such as payroll and some trade payables, and any such prefundings to be consistent with ACI's past practices), which request shall set forth the amount requested to be released, together with a description of the use of such Collections, release the amount of the Collections so requested by the Servicer, and the Servicer shall apply such Collections in accordance with Section 2.04(b) of the RPA; provided, however, on the last Business Day of each calendar week, commencing April 10, 2009 through and including May 8, 2009, the Seller or the Servicer may request amounts in excess of the amounts needed to finance daily operating expenses for the following calendar week, provided, that the aggregate amount so requested at any one time shall not exceed $10,000,000 (unless the amount requested pursuant to this proviso for the prior week was less than $10,000,000, in which case the Seller or the Servicer may request an amount equal to $10,000,000 plus the difference between $10,000,000 and the amount requested the prior week); provided, further, that in no event shall the aggregate amount requested during such period exceed US$50,000,000.  Acceptance by the Servicer of Collections pursuant to the foregoing (other than with respect to amounts requested pursuant to the final proviso of the immediately preceding sentence) shall be deemed a representation and warranty by the Servicer that the Collections will be used for the purposes set forth in the written request for release of Collections.   A "Cash Release Trigger Event" shall occur if the holder of any Debt of the Parent or any Originator that is expressed to be subject to the terms of the Interim Order seeks to enforce any of its rights or remedies in respect of such Debt in any court or other tribunal having jurisdiction (or purporting to have jurisdiction) over the Parent or any Originator.

(b)        Each Originator confirms that it has sold and contributed, and agrees that it shall continue to sell or contribute, to the Seller all Receivables (as such term is defined in the Originator Purchase Agreement) originated by it from time to time, and the Seller confirms that it has purchased or accepted as a contribution, and agrees that it shall continue to purchase or accept as a contribution, from each Originator all such Receivables from time to time, in each case until the Facility Termination Date (as defined in the Originator Purchase Agreement).

SECTION 6        Confirmation of RPA; No Other Modifications or Waivers .  Each reference in the RPA to "this Agreement" or "the Agreement" shall mean the RPA as amended by this Agreement, and as hereafter amended or restated.  Except as expressly amended pursuant to Section 2 hereof, the RPA is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.  Except as expressly set forth in Section 1 hereof, this Agreement shall not be deemed a waiver of any  Event of Termination, Incipient Event of Termination, Servicer Default or Insurance Policy Event or any other term or condition of any

Transaction Document and shall not be deemed to prejudice any right or rights which any Investor or Bank or the Agent (i) have to exercise any rights, remedies, powers, claims or causes of action now or hereafter available under the RPA or any other Transaction Document as a result of any past, present or future Event of Termination, Incipient Event of Termination, Servicer Default or Insurance Policy Event or (ii) otherwise may now have or may have in the future under or in connection with any Transaction Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time, and each of the Agent, the Investors and the Banks hereby reserve all of their respective rights, remedies, powers, claims and causes of action under the RPA and under applicable law, all of which rights, remedies, powers, claims and causes of action are cumulative to such party.

SECTION 7        Costs and Expenses.  The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investors and the Banks with respect thereto.

SECTION 8        GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK,  BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 9        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e‑mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10        Execution by ACI.  This Agreement shall be considered to be executed and delivered by ACI at a location in the United States of America and once an authorized director or officer of ACI resident in the United States of America has executed the same.

SECTION 11        Language.  This Agreement and all related documents have been written in the English language at the express request of the parties.  Le présent contrat ainsi que tous les documents s'y rattachant ont été rédigés en anglais à la demande expresse des parties.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABITIBI-CONSOLIDATED U.S. FUNDING CORP., as Seller

By:	/s/ William G. Harvey
Title:	President
Name:	William G. Harvey

By:	/s/ Allen Dea
Title:	Assistant Treasurer
Name:	Allen Dea

EUREKA SECURITISATION, PLC, as an
Investor

By:	Citibank, N.A., London Branch,
as Attorney-in-Fact

	By:	/s/ Tom Sullivan
		Title:	Vice President
		Name:	Tom Sullivan

CITIBANK, N.A., London Branch, as Agent

By:	/s/ Tom Sullivan
	Title:	Vice President
	Name:	Tom Sullivan

CITIBANK, N.A., as a Bank

By:	/s/ Tom Sullivan
	Title:	Vice President
	Name:	Tom Sullivan

ABITIBI-CONSOLIDATED INC., as Subservicer and an Originator

By:	/s/ William G. Harvey
Title:	Vice President and Treasurer
Name:	William G. Harvey

By:	/s/ Allen Dea
Title:	Vice President and Secretary
Name:	Allen Dea

ABITIBI CONSOLIDATED SALES CORPORATION, as Servicer and an Originator

By:	/s/ Jacques P. Vachon
Title:	Secretary
Name:	Jacques P. Vachon

By:	/s/ Allen Dea
Title:	Assistant Treasurer
Name:	Allen Dea

CONFIRMATION OF UNDERTAKINGS

April 1, 2009

The undersigned, as undertaking party under (a) the Undertaking Agreement (Originator), dated as of October 27, 2005 in favor of Abitibi-Consolidated U.S. Funding Corp. (as amended, restated, supplemented and/or modified from time to time, the "Undertaking (Originator)") and assigned to Citicorp North America, Inc., as Agent (the "Agent") and (b) the Undertaking Agreement (Servicer) dated as of October 27, 2005 in favor of the Agent and certain investors and banks (as amended, restated, supplemented and/or modified from time to time, the "Undertaking (Servicer)"), and together with the Undertaking (Originator), the "Undertakings"), hereby consents to Waiver and Amendment No. 4 to Amended and Restated Receivables Purchase Agreement, dated as of April 1, 2009 (the "Amendment"), and hereby confirms and agrees that, notwithstanding the effectiveness of such Amendment, each of the Undertakings heretofore executed and delivered by it is, and shall continue to be, in full force and effect and shall apply to the Agreement (as defined below) as amended by the Amendment, and each of the Undertakings is hereby ratified and confirmed.  As used herein, "Agreement" means the Receivables Purchase Agreement referred to in the Preliminary Statements of the Undertakings.

ABITIBI-CONSOLIDATED INC.

By:
Title:
Name:

By:
Title:
Name: